SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Integrated Silicon Solution, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 7, 2003

TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”), will be held on Friday, February 7, 2003 at 3:00 p.m., local time, at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, for the following purposes:

1.	To elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 2003 fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing matters are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on December 10, 2002 are entitled to vote at the Annual Meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. However, if your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

FOR THE BOARD OF DIRECTORS

Gary L. Fischer
President and Chief Operating Officer and
Chief Financial Officer

Santa Clara, California

January 6, 2003

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

INTEGRATED SILICON SOLUTION, INC.

2231 LAWSON LANE

SANTA CLARA, CALIFORNIA 95054-3311
(408) 588-0800

PROXY STATEMENT FOR 2003
ANNUAL MEETING OF STOCKHOLDERS

      The enclosed proxy (“Proxy”) is solicited on behalf of the board of directors (the “Board of Directors”) of Integrated Silicon Solution, Inc. (the “Company”) for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, February 7, 2003 at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California.

      These proxy solicitation materials were mailed on or about January 6, 2003 to all stockholders of record on December 10, 2002 (the “Record Date”).

INFORMATION CONCERNING SOLICITATION AND VOTING

      Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Under Delaware law, stockholders may submit proxies electronically. Stockholders who hold their shares in a brokerage account may have the choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to the proxy card provided by your broker for details regarding the availability of electronic voting. Please also be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Revocability of Proxies

      Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at the address noted above, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

      The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to able to vote at the Annual Meeting.

Voting and Solicitation

      Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained in such proxy. Where no instructions are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this proxy statement (the “Proxy Statement”) is properly presented for action at the meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

      Each stockholder is entitled to one (1) vote for each share of common stock held by such stockholder on all matters presented at the Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding as of the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter. Abstentions will have the same effect as a vote against a proposal, except with respect to the election of directors. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on the proposals to be considered at the Annual Meeting.

      The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain of the Company’s directors, officers and employees, without additional compensation, may also solicit proxies personally or by telephone or telegram. The Company will promptly deliver upon written request or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered.

Record Date

      Stockholders of record at the close of business on December 10, 2002 are entitled to notice of the Annual Meeting and to vote upon matters presented at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

      Stockholders of the Company may submit proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in the year 2004, stockholder proposals must be received by the Secretary of the Company no later than September 8, 2003, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      In addition, the Company’s bylaws establish an advance notice procedure with regard to business brought before an annual meeting, including stockholder proposals not included in the Company’s proxy statement. For nominations or other business to be properly brought before the 2004 annual meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company one hundred twenty (120) days prior to the anniversary of the mailing of this Proxy Statement (i.e., September 8, 2003), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, for notice by the stockholder to be timely it must be received a reasonable time before the Company begins to print and mail its proxy materials.

      The attached Proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority should the stockholder proposal come before the 2003 annual meeting.

      A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of the Company. All notices of proposals and nominations by stockholders should be sent to Integrated Silicon Solution, Inc., 2231 Lawson Lane, Santa Clara, California 95054, Attention: Corporate Secretary.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

      A board of six (6) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the Company’s six (6) nominees named below, all of whom are current directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominees will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until such director’s successor has been duly elected and qualified.

Vote Required; Recommendation of Board of Directors

      The six (6) candidates receiving the highest number of “FOR” votes shall be elected to the Company’s Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW:

Name of Nominee	Age	Principal Occupation

Jimmy S. M. Lee	47	Chief Executive Officer and Chairman of the Board of Directors of the Company
Gary L. Fischer	51	President and Chief Operating Officer of the Company
Lip-Bu Tan	43	Chairman, Walden International
Hide L. Tanigami	52	President and Chief Executive Officer, Marubun USA Corporation
Chun Win Wong	67	Chairman, Wearnes Technology Pte., Ltd.
Bruce A. Wooley	59	Chairman, Department of Electrical Engineering, Stanford University

      Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five (5) years. There are no family relationships among any directors or executive officers of the Company.

      Jimmy S.M. Lee has served as ISSI’s Chief Executive Officer and a director since he co-founded the Company in October 1988. He also served as ISSI’s president until May 2000. From 1985 to 1988, Mr. Lee was an engineering manager at International CMOS Technology, Inc., a semiconductor company, and from 1983 to 1985, he was a design manager at Signetics Corporation, a semiconductor company. Prior thereto, Mr. Lee was a project manager at Toshiba Semiconductor Corporation and a design engineer at National Semiconductor Corporation. Mr. Lee has served as a director of ICSI since September 1990, as a director of NexFlash since October 1998, as a director of GetSilicon since July 2000, and as chairman of the board of E-CMOS since September 2001. Mr. Lee holds a MS degree in electrical engineering from Texas Tech University and a BS degree in electrical engineering from National Taiwan University.

      Gary L. Fischer has served as ISSI’s President and Chief Operating Officer since April 2001. He served as Executive Vice President and Chief Financial Officer from April 1995 to March 2001, and as Vice President and Chief Financial Officer from June 1993 to March 1995. From January 1989 to December 1992, Mr. Fischer was Chief Financial Officer of Synergy Semiconductor Corporation, a manufacturer of high performance SRAM and logic integrated circuits. He has also been a director of E-CMOS since November 2001. Mr. Fischer holds a MBA degree from the University of Santa Clara and a BA degree from the University of California, Santa Barbara.

      Lip-Bu Tan has served as a director of the Company since March 1990. Mr. Tan is the founder and chairman of Walden International, a venture capital fund with over $2 billion under management. He has served as a director of Creative Technology Ltd., Centillium Technology Ltd., and Sina.com. Mr. Tan holds a MS degree in nuclear engineering from the Massachusetts Institute of Technology, a MBA from the University of San Francisco, and a BS degree in physics from Nanyang University, Singapore.

      Hide L. Tanigami has served as a director of the Company since December 1997. Mr. Tanigami has been the chairman and chief executive officer of Marubun/ Arrow USA, LLC, an electronic components trading company, since August 2000. Since January 1996, he has been president and chief executive officer of Marubun USA Corporation. From 1998 until 2000, Mr. Tanigami was the chairman of Catalyst Semiconductor, Inc. From October 1985 until March 1994, Mr. Tanigami was a co-founder and vice president of corporate development at Catalyst Semiconductor, Inc. In addition to ISSI, Mr. Tanigami currently serves as a member of the board of directors of the following public companies: Marubun Corporation, Tokyo Japan (NIKKEI) and Integrated Circuit Solutions, Inc. (Taiwan Public Company). Mr. Tanigami also serves as a member of the board of directors of the following private companies: NexFlash Technologies, Inc., Ecrio, Inc., Reality BUY, Japan, and Unity Semiconductor, Inc. Mr. Tanigami holds a MA degree from San Francisco State University and a BA degree from Kansai University of Foreign Studies.

      Chun Win Wong has served as a director of the Company since December 1994. Mr. Wong was also a director of the Company from March 1991 to May 1994. Since April 1994, Mr. Wong has been chairman of Wearnes Technology Pte, Ltd. (“Wearnes”), and since 1983 has been group general manager of Wearnes Brothers, Limited, Singapore, the parent company of Wearnes, both of which are multinational electronics companies. He was also managing director of Wearnes from 1983 to 1994. From 1970 to 1980, Mr. Wong was the chief executive officer of Industrial Electronics and Engineers Limited, an electronics company he founded. He has also served as a director of Advanced Logic Research, Inc. since 1985, and was a director of ICSI from March 1991 until July 1993. Mr. Wong holds a degree in electrical and control engineering from the Royal Melbourne Institution of Technology in Australia and a degree from the Manchester College of Science & Technology in England.

      Bruce A. Wooley has served as a director of the Company since September 24, 2002. Since 1999, Dr. Wooley has been Chairman of the Department of Electrical Engineering at Stanford University. From 1993 to 1999, Dr. Wooley was Director of the Integrated Circuits Laboratory at Stanford University. He has been a professor of Electrical Engineering at Stanford University since 1984 and was a member of the research staff at Bell Laboratories from 1970 to 1984. Dr. Wooley is a fellow of the Institute of Electrical and Electronics Engineers and the author or co-author of more than 120 technical publications and 10 patents. He has also served as a director of Chrontel, Inc. since 1989. Dr. Wooley holds Ph.D., MS, and BS degrees in electrical engineering from the University of California, Berkeley.

Principal Share Ownership

     Beneficial Owners

      At the Record Date, 27,576,761 shares of the Company’s common stock, $.0001 par value per share, were issued and outstanding and no shares of the Company’s preferred stock, $.0001 par value per share, were issued and outstanding. As of December 10, 2002, the following entities were known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

	Beneficial Ownership

Name of 5% Beneficial Owner(1)	Number of Shares	Percent of Total

Berger, LLC	3,414,500	12.4%
Suite 900
Denver, CO 80206
Dreyfus Corporation	2,396,800	8.7%
200 Park Avenue
New York, NY 10166
Fidelity Management & Research	1,714,800	6.2%
One Federal Street
Boston, MA 02110-2003

(1)	Based on Schedule 13F filings as of September 30, 2002.

     Security Ownership of Management

      The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date (i) by each director of the Company, (ii) by the Company’s Chief Executive Officer and the four (4) other most highly paid executive officers of the Company during fiscal 2002 (such officers are hereinafter collectively referred to as the “Named Executive Officers”), and (iii) by all current directors and Named Executive Officers as a group.

      The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual has voting power or investment power and any shares that the individual has the right to acquire within sixty (60) days of the Record Date through the exercise of any stock options.

      The number and percentage of shares beneficially owned is computed on the basis of 27,576,761 shares of common stock outstanding as of the Record Date. Shares of common stock that a person has the right to acquire within sixty (60) days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

	Beneficial Ownership

Name	Number	Percent

Jimmy S.M. Lee(1)	460,272	1.7%
Gary L. Fischer(2)	151,920	*
Michael McDonald(3)	26,171	*
Paul Jei-Zen Song(4)	106,197	*
Lip-Bu Tan(5)	119,198	*
Hide L. Tanigami(6)	21,279	*
Chun Win Wong(7)	164,378	*
Bruce A. Wooley(8)	3,333	*
All directors and executive officers as a group (8 persons)(9)	1,052,748	3.7%

*	Less than 1%

(1)	Includes 199,725 shares issuable upon exercise of options that are exercisable within sixty (60) days of the Record Date. Also includes 49,000 shares held by Mr. Lee as custodian for his minor children.

(2)	Includes 126,735 shares issuable upon exercise of options that are exercisable within sixty (60) days of the Record Date.

(3)	Includes 25,676 shares issuable upon exercise of options that are exercisable within sixty (60) days of the Record Date.

(4)	Includes 97,447 shares issuable upon exercise of options that are exercisable within sixty (60) days of the Record Date.

(5)	Includes 25,833 shares issuable upon exercise of options held by Mr. Tan that are exercisable within sixty (60) days of the Record Date. Also includes 83,333 shares held by IVCIC. Mr. Tan is President of IVCIC and may be deemed to be a beneficial owner of the shares held by such entity.

(6)	Includes 15,000 shares issuable upon exercise of options that are exercisable within sixty (60) days of the Record Date.

(7)	Includes 20,000 shares issuable upon exercise of options held by Mr. Wong that are exercisable within sixty (60) days of the Record Date. Also includes an aggregate of 137,378 shares held by Wearnes Technology Pte. Ltd. and United Wearnes Technology Pte. Ltd. Mr. Wong is the Managing Director of Wearnes and may be deemed to be a beneficial owner of the shares held by such entities.

(8)	Includes 3,333 shares issuable upon the exercise of options that are exercisable within sixty (60) days of the Record Date.

(9)	Includes 513,749 shares issuable upon the exercise of options that are exercisable within sixty (60) days of the Record Date. See notes 1 through 8 above.

Board of Directors Meetings and Committees

      The Board of Directors held six (6) meetings during fiscal 2002. The Board of Directors maintains three (3) standing committees: the Audit Committee, the Stock Committee, and the Compensation Committee. The Board of Directors currently has no nominating committee or committee performing a similar function.

      The Audit Committee. The Audit Committee consisted of Messrs. Tan, Tanigami and Wong for fiscal year 2002. For fiscal year 2003, the Audit Committee will consist of Messrs. Tan, Wong, and Wooley. The Audit Committee held four (4) meetings during fiscal year 2002. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company’s management and independent auditors, recommends resolutions for any dispute between the Company’s management and its auditors, and reviews other matters relating to the relationship of the Company with its auditors.

      The Stock Committee. The Stock Committee consists of Messrs. Lee and Tan. The Stock Committee held nine (9) meetings during fiscal 2002. The Stock Committee has the authority to make routine stock option grants to non-executive officers of the Company.

      The Compensation Committee. The Compensation Committee consists of Messrs. Tan and Tanigami. The Compensation Committee held two (2) meetings during fiscal 2002. The Compensation Committee makes recommendations to the Board of Directors regarding the Company’s executive compensation policies and executive stock option grants.

      Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2002 and (ii) the total number of meetings held by all committees of the Board of Directors that such director was required to attend during fiscal 2002.

Compensation of Directors

      Non-employee directors receive a yearly retainer of $10,000 and $2,000 for attendance at each Board of Directors meeting and are reimbursed for all reasonable expenses incurred by them in attending Board of Directors and Committee meetings. In addition, each non-employee director is eligible to participate in the Company’s 1995 Director Stock Option Plan (the “Director Plan”). Under the Director Plan, each non-employee director is automatically granted a nonstatutory option to purchase 10,000 shares of common stock on the date on which such person first becomes a non-employee director. In addition, each director who has been a non-employee director for at least six (6) months will automatically receive a nonstatutory option to purchase 2,500 shares of common stock upon such director’s annual reelection to the Board of Directors by the stockholders. Options granted under the Director Plan have a term of ten (10) years unless terminated sooner upon the termination of the optionee’s status as a director or otherwise pursuant to the Director Plan. The exercise price of each option granted under the Director Plan is equal to the fair market value of the common stock on the date of grant. Options granted under the Director Plan are subject to cumulative monthly vesting over a twelve (12) month period commencing at the date of grant. On February 6, 2002, Mr. Tan, Mr. Wong, and Mr. Tanigami were each granted an option under the Director Plan to purchase 2,500 shares of common stock at an exercise price of $11.24 per share. On September 24, 2002, upon becoming a non-employee director, Mr. Wooley was granted an option under the Director Plan to purchase 10,000 shares of common stock at an exercise price of $3.210. The options expire upon the earlier of ten (10) years from the date of grant unless terminated sooner upon termination of the optionee’s status as a director.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board of Directors currently consists of Messrs. Tan and Tanigami, neither of whom has been or is an officer or an employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Report of the Audit Committee1

      The Audit Committee of the Board of Directors has furnished the following report:

      The Board of Directors has adopted a written charter for the Audit Committee (the “Audit Committee Charter”). The Board of Directors has determined that each member of the Audit Committee is “independent,” as defined in the listing standards of the National Association of Securities Dealers.

      The Company’s management is responsible for preparing financial statements and independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

      The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2002 with the Company’s management.

      The Audit Committee has discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees.

      The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of receiving non-audit services from the independent auditors with maintaining the independent auditors’ independence, and has discussed with the independent auditors the independent auditors’ independence.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission (the “SEC”), and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Lip-Bu Tan
Hide Tanigami[1]
C. W. Wong

Report of the Compensation Committee of the Board of Directors

      The members of the Compensation Committee of the Board of Directors are Messrs. Tan and Tanigami. All such members are non-employee directors. The Compensation Committee reviews compensation levels of senior management and recommends to the Board of Directors for approval the salaries and other compensation paid to senior management.

      Compensation Philosophy. The Company’s executive pay programs are designed to attract and retain executives who will contribute to the Company’s long-term success, to reward executives for achieving both short and long-term strategic Company goals, to link executive and stockholder interests through equity based plans, and to provide a compensation package that recognizes individual contributions and Company performance. A meaningful portion of each executive’s total compensation is intended to be variable and to relate to and be contingent upon Company performance and upon individual performance. The Company’s compensation philosophy is that cash compensation must be competitive with other semiconductor companies of comparable size in order to help motivate and retain existing staff and provide a strong incentive to achieve specific Company goals. The Company believes that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to remain with the Company to a degree that is critical to the Company’s long-term success.

      Components of Executive Compensation. The two key components of the Company’s senior management compensation program in fiscal 2002 were base salary and long-term incentives, represented by the Company’s stock option program. In certain years, performance bonuses are also part of executive compensation, but in fiscal 2002, no executive received a bonus. The Compensation Committee utilizes an industry recognized independent annual survey of companies and has determined that the Company’s senior management compensation is within the competitive range. Base salary is set for each senior manager commensurate with that person’s level of responsibility and within the parameters of companies of comparable size within the semiconductor industry. During fiscal 2002, executives continued with salary reductions that began in April 2001. Mr. Lee’s base salary before the reductions that were made at the beginning of the fiscal year was $280,000. Mr. Lee’s base salary was increased in April 2002 to $300,000. During the course of the year, additional salary reductions were put in place in exchange for stock options. As a result of these reductions, Mr. Lee’s actual pay at the beginning of fiscal 2002 was $210,000 and at the end of the fiscal year was $150,000. Mr. Fischer’s base salary before the reductions at the beginning of fiscal 2002 was $225,000. Mr. Fischer’s base salary was increased in April 2002 to $240,000. As a result of the additional salary reduction programs put in place during fiscal 2002, Mr. Fischer’s actual pay at the beginning of the year was $168,750 and at the end of the year was $180,000. Mr. McDonald’s base salary before the reductions that were made at the beginning of fiscal 2002 was $180,000. Mr. McDonald’s base salary was increased in April 2002 to $187,000. As a result of the additional salary reduction programs put in place during fiscal 2002, Mr. McDonald’s actual pay at the beginning of the year was $180,000 and at the end of the year was $145,900. Mr. Song’s base salary before the reductions that were made at the beginning of the fiscal year was $180,000. Mr. Song’s base salary was increased in April 2002 to $195,000. As a result of the additional salary reduction programs put in place during fiscal 2002, Mr. Song’s actual pay at the beginning of the year was $135,000 and at the end of the year was $126,750.

[1]	Mr. Tanigami’s term on the Audit Committee ended on September 30, 2002.

      Stock options are generally granted when an employee joins the Company and additional options may be granted from time-to-time thereafter. The options granted to each employee generally vest over a four (4) year period. To compensate executive officers for salary reductions, in fiscal 2002, such officers of the company were granted options to purchase additional shares of common stock. These options generally vest over one year. In addition to the stock option program, employees are eligible to participate in the Company’s Employee Stock Purchase Plan.

      Other elements of executive compensation include participation in Company-wide medical and dental benefits, the ability to defer compensation pursuant to a 401(k) plan, and a non-qualified deferred compensation program. The Company does not match annual contributions under the 401(k) plan at this time.

      The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Section”). The Section disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Compensation Committee believes that any options granted under the Company’s stock option plan would meet the requirements of being performance based, the Compensation Committee believes that the Section will not reduce the tax deduction available to the Company. The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company’s success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

      Mr. Jimmy Lee receives no other material compensation or benefits not provided to all executive officers.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Lip-Bu Tan
Hide Tanigami

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the 2003 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. Ernst & Young LLP has audited the Company’s financial statements since 1990. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Audit and Related Fees

Audit Fees

      The aggregate fees billed to the Company by Ernst & Young LLP during the Company’s 2002 fiscal year for the audit of the Company’s annual financial statements and for the review of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled $461,900.

Financial Information Systems Design and Implementation Fees

      The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the 2002 fiscal year.

     All Other Fees

      The aggregate fees billed to the Company by Ernst & Young LLP for services rendered to the Company during its 2002 fiscal year, other than the services described above under “Audit Fees,” including tax planning, tax compliance, and accounting consultations, totaled $141,200.

      The Audit Committee considered and determined that the provision of the services other than the services described under “Audit Fee” is compatible with maintaining the independence of the independent auditors.

Vote Required; Recommendation of Board of Directors

      The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board of Directors’ selection. If the stockholders reject the nomination, the Board of Directors will reconsider its selection.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth all compensation received for services rendered to the Company and the Company’s subsidiaries in all capacities during the last three (3) fiscal years by (i) the Company’s Chief Executive Officer and (ii) the Company’s three (3) other Named Executive Officers:

Summary Compensation Table

	Annual Compensation(1)				Long Term
					Compensation
	Fiscal			Other Annual	Awards
Name and Principal Position	Year	Salary	Bonus(2)	Compensation	Options

Jimmy S.M. Lee	2002	$194,712	$—	$—	97,212
Chief Executive Officer	2001	250,150	90,300	—	48,750
	2000	267,800	—	—	72,000

Gary L. Fischer	2002	174,159	—	—	61,262
President and Chief Operating Officer	2001	190,144	57,308	—	122,031
	2000	190,000	—	—	32,000

Michael D. McDonald(3)	2002	160,347	—	—	13,102
Vice President and Chief Financial Officer

Paul Jei-Zen Song	2002	151,356	—	—	38,875
Senior Vice President Engineering	2001	160,399	48,298	—	17,625
	2000	150,686	5,500	1,524	29,000

(1)	Excludes perquisites and other personal benefits that for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such officer.

(2)	Includes incentive awards earned for performance in the fiscal year noted even though such amounts are payable in subsequent years. Excludes incentive awards paid in the fiscal year noted but earned in prior years.

(3)	Mr. McDonald served as vice president and chief financial officer until October 28, 2002.

Option Grants in Fiscal Year 2002

      The following table sets forth information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended September 30, 2002.

	Individual Grants(1)

		% of Total			Potential Realizable
		Options			Value at Annual Rates of
		Granted to			Stock Price Appreciation
		Employees	Exercise or		for Option Term(2)
	Options	in Fiscal	Base Price	Expiration
Name	Granted	Year	Per Share	Date	5%	10%

Jimmy S.M. Lee	8,750	0.4%	$6.7500	10/02/11	$37,144	$94,130
	1,025	0.05%	6.7500	10/02/11	4,351	11,027
	43,975	2.1%	6.7500	10/02/11	186,676	473,073
	18,462	0.9%	4.5600	08/06/12	52,945	134,172
	25,000	1.2%	3.6000	09/23/12	56,601	143,437
Gary L. Fischer	7,031	0.3%	$6.7500	10/02/11	$29,847	$75,638
	31,800	1.6%	6.7500	10/02/11	134,992	342,097
	3,200	0.2%	6.7500	10/02/11	13,584	34,425
	9,231	0.5%	4.5600	08/06/12	26,472	67,086
	10,000	0.5%	3.6000	09/23/12	22,640	57,375
Michael McDonald	3,375	0.2%	$6.7500	10/02/11	$14,327	$36,307
	2,877	0.1%	4.5600	08/06/12	8,251	20,909
	6,850	0.3%	3.6000	09/23/12	15,509	39,302
Paul Jei-Zen Song	4,500	0.2%	$6.7500	10/02/11	$19,103	$48,410
	8,800	0.4%	6.7500	10/02/11	37,356	94,668
	11,200	0.5%	6.7500	10/02/11	47,544	120,487
	3,000	0.1%	4.5600	08/06/12	8,603	21,802
	11,375	0.6%	3.6000	09/23/12	25,753	65,264

(1)	Each of these options was granted pursuant to the authorized stock plans and is subject to the terms of such plans. These options were granted at an exercise price equal to the fair market value of the Company’s common stock as determined by the Board of Directors of the Company on the date of grant and, as long as the optionee maintains continuous employment with the Company, generally vest over a four (4) year period at the rate of one-fourth ( 1/4) of the shares on the first anniversary of the date of grant and one-forty-eighth ( 1/48) of the shares per month thereafter.

(2)	In accordance with Securities and Exchange Commission (the “SEC”) rules, shown are the hypothetical gains or “option spreads” that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by SEC rules and do not represent the Company’s estimate or projection of future increases in the price of its common stock.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth certain information concerning options exercised by the Named Executive Officers in fiscal 2002, and exercisable and unexercisable stock options held by each of the Named Executive Officers as of September 30, 2002.

			Fiscal Year-End Option Values

					Value of Unexercised
			Number of Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Jimmy S.M. Lee	40,000	$162,952	189,090	115,831	$3,084	$66
Gary L. Fischer	13,652	77,666	93,946	131,972	1,925	815
Michael D. McDonald	—	—	24,584	48,518	0	0
Paul Jei-Zen Song	—	—	80,343	47,781	7,933	834

(1)	The value of an “in the money” option represents the difference between the exercise price of such option and the fair market value of the Company’s common stock at September 30, 2002, multiplied by the total number of shares subject to the option.

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

      The following graph sets forth the Company’s total cumulative stockholder return compared to the Standard & Poor’s 500 Index and the Philadelphia Semiconductor Index for the period February 3, 1995 (the date of the Company’s initial public offering) through September 30, 2002. Total stockholder return assumes $100 invested at the beginning of the period in the common stock of the Company, the stocks represented in the Standard & Poor’s 500 Index and the stocks represented in the Philadelphia Semiconductor Index (“SOX”), respectively. Total return also assumes reinvestment of dividends; the Company has paid no dividends on its common stock.

      Historical stock price performance should not be relied upon as indicative of future stock price performance.

Indexed Stock Price Comparison

February 3, 1995 to September 30, 2002

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 2002, all Section 16 filing requirements were met.

CERTAIN TRANSACTIONS

      For the year ended September 30, 2002, the Company sold approximately $1,094,000 of memory products to Integrated Circuit Solution, Inc. (“ICSI”). The Company currently has approximately a 29% ownership interest in ICSI. The Company’s Chairman and Chief Executive Officer (“CEO”), Jimmy S.M. Lee, is a director of ICSI. The Company also provides services and licenses certain products to ICSI. At September 30, 2002, the Company had an accounts receivable balance from ICSI of approximately $560,000.

      The Company purchases goods and contract manufacturing services from ICSI. For the year ended September 30, 2002, purchases of goods and services were approximately $3,309,000. The Company also pays ICSI certain product development costs, license fees and royalties. For fiscal 2002, these charges totaled approximately $2,905,000. At September 30, 2002, the Company had an accounts payable balance to ICSI of approximately $777,000.

      The Company provides NexFlash Technologies, Inc. (“NexFlash”) various administrative support services for which it is reimbursed. The Company currently has approximately a 14% ownership interest in NexFlash. The Company’s Chairman and CEO, Jimmy S.M. Lee, is a director of NexFlash. At September 30, 2002, the Company had an accounts receivable balance from NexFlash of approximately $0.

      The Company purchases goods and services from NexFlash. For the year ended September 30, 2002, purchases of goods and services were approximately $4,000. At September 30, 2002, the Company had an accounts payable balance to NexFlash of approximately $4,000.

      The Company provides goods and services to GetSilicon, Inc. (“GetSilicon”) in which the Company currently has approximately a 17% ownership interest. The Company’s Chairman and CEO, Jimmy S.M. Lee, was the Chairman of GetSilicon until May 14, 2002 and continues to serve as a director. For the year ended September 30, 2002, the Company provided goods and services of approximately $140,000 to GetSilicon. At September 30, 2002, the Company had an accounts receivable balance from GetSilicon of approximately $73,000.

      The Company engages GetSilicon for business-to-business data exchange and professional services. For the year ended September 30, 2002, the purchase of services under this agreement was approximately $540,000. At September 30, 2002, the Company had an accounts payable balance to GetSilicon of approximately $317,000.

      For the year ended September 30, 2002, the Company sold approximately $418,000 of memory products to E-CMOS, in which the Company currently has approximately a 26% ownership interest. The Company’s Chairman and CEO, Jimmy S.M. Lee, is the Chairman of E-CMOS. At September 30, 2002, the Company had an accounts receivable balance from E-CMOS of approximately $12,000.

      The Company receives administrative support services and reimburses E-CMOS for expenses incurred on its behalf. At September 30, 2002, the Company had an accounts payable balance to E-CMOS of approximately $434,000.

      For the year ended September 30, 2002, the Company sold approximately $1,033,000 of memory products to Marubun USA Corporation (“Marubun”). Hide L. Tanigami, a director of the Company, is the President and Chief Executive Officer of Marubun. At September 30, 2002, the Company had an accounts receivable balance from Marubun of approximately $301,000.

      The Company purchases goods from Semiconductor Manufacturing International Corporation (“SMIC”) in which the Company has a less than 4% ownership interest. The Company’s Chairman and CEO, Jimmy S.M. Lee, is a director of SMIC. For the year ended September 30, 2002, purchases of goods were approximately $5,187,000. At September 30, 2002, the Company had an accounts payable balance to SMIC of approximately $2,373,000.

OTHER MATTERS

      The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.

THE BOARD OF DIRECTORS

Santa Clara, California

January 6, 2003

INTEGRATED SILICON SOLUTION, INC.
Proxy
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints JIMMY S.M. LEE and GARY L. FISCHER, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Integrated Silicon Solution, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, on February 7, 2003, at 3:00 p.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified below or, if no specification is made, FOR the election of directors, FOR the appointment of Ernst & Young, LLP as independent auditors, and in accordance with their discretion on such other matters that may properly come before the meeting.

The directors recommend a FOR vote on each item.

(Continued and to be signed on reverse side.)

		FOR all nominees listed (except as withheld)	WITHHELD AUTHORITY to vote for nominees listed
1.	ELECTION OF DIRECTORS (Instruction: To withhold authority to vote for any individual nominees, strike that nominee’s name below.)	☐	☐

Nominees:	Jimmy S.M. Lee	Hide Tanigami
	Gary L. Fischer	Chun Win Wong
	Lip-Bu Tan	Bruce A. Wooley

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Ernst & Young, LLP as independent auditors for the 2003 fiscal year:	☐	☐	☐

	YES	NO
I plan to attend the Meeting:	☐	☐

Signature(s)_________________________________________________	Date_____________________________________

     (Signature(s) must be exactly as name(s) appear on this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this Proxy.)